STOCK EXCHANGE AGREEMENT

This STOCK EXCHANGE AGREEMENT (this "Agreement") is dated as of July 29, 2005, by and among Opticon Systems, Inc., a Nevada corporation ("Opticon"), John Marshall Batton, Jeff Hoke, Jacques Laurin, Douglas Wright and FutureTech (each, a "Stockholder," collectively, the "Stockholders"), and Hathaway Corporation, a Delaware Corporation ("Hathaway").
WHEREAS, Opticon, the Stockholders and Hathaway have determined that it is in their best interest for the Stockholders to transfer all of the 105,000,000 issued and outstanding shares of common stock of Opticon (the "Opticon Stock") to Hathaway in exchange for common stock of Hathaway on the terms and conditions described herein;
NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Exchange of Stock.
1.1. Exchange of Stock. Subject to the terms and conditions hereof, on the Closing Date the Stockholders shall transfer 105,000,000 OptiCon Stock to Hathaway and Hathaway shall transfer to the Stockholders 40,000,000 newly issued shares of the common Stock of Hathaway (the “Hathaway Stock”) in exchange for Opticon Stock; 9,600,000 of which shall be restricted Common and 30,400,000 Preferred Series A with conversion rights into Common Stock in full at 12th month. The number of shares was calculated based on the opening trading price of Hathaway at $1.05 per share with the ratio of 1 (Hathaway) - 2.625 (OptiCon). The number of shares of Opticon Stock owned by, and to be delivered to Hathaway by, each Stockholder in the number of shares of Hathaway Stock to be received by each Stockholder shall be as specified in Schedule A, which is attached hereto and incorporated herein by this reference. Each of the Stockholders shall execute and deliver to Hathaway a Lockup Agreement in the form which is attached hereto as Exhibit A.
1.2. Executive Employment. All Opticon executive employment contracts will be honored by Hathaway and the Opticon executives will assume their duties with the same titles and responsibilities in Hathaway or Opticon as they had in Opticon at Hathaway’s option. All terms and conditions of the employment contracts will transfer and be in full force.
1.3. Closing. The closing of the transactions referred to in Section 1 hereof (the "Closing") shall take place at 10 o’clock a.m. PDT on July 29, 2005, at the offices of Opticon or at such other time and/or place as the parties may agree upon. Such date is herein referred to as the "Closing Date."
2. Representations of the Stockholders.
2.1. Opticon Stock. Each Stockholder represents and warrants that all of Opticon Stock has the been duly authorized and issued to the Stockholders, that no other Opticon Stock is issued or outstanding, that no other equity securities of Opticon are outstanding, and that there are no outstanding options, warrants, or other contractual rights pursuant to which any person has the right to purchase any shares of Opticon stock or other Opticon securities. Each Stockholder represents and warrants that the shares of Opticon Stock shown as owned by such person on Schedule A are owned by such Stockholder free and clear of all liens and/or encumbrances, and that such Stockholder has the authority and power to transfer good title to such Opticon Stock in accordance with this Agreement free and clear of all liens and/or encumbrances.
2.2. Corporate Status. Opticon is duly organized, validly existing and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its businesses or the character or ownership of its properties makes such licensing or qualification necessary.
2.3. Authorization and Validity of Agreement. Opticon and the Stockholders have full power and authority (to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Opticon and, assuming the due execution of this Agreement by Hathaway, is a valid and binding obligation of Opticon, enforceable against Opticon in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.
2.4. Consents and Approvals; No Violations. The execution and delivery of this Agreement by Opticon and the Stockholders and the consummation by Opticon and the Stockholders of the transactions contemplated herein and the other transactions contemplated hereby (a) will not violate the provisions of the Articles of Incorporation or Bylaws of Opticon, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which Opticon is bound or by which any of its properties or assets are bound, (c) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any United States governmental or regulatory body, agency or authority on or prior to the Closing Date, and (d) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any encumbrance upon any of the properties or assets of Opticon under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which Opticon is a party, or by which they or any of its properties or assets may be bound.
2.5. Financial Statements. The financial statements of Opticon furnished to Hathaway, consisting of __________________________ ____________, (the “Financial Statements”) are correct and fairly present the financial condition of Opticon as of these dates and for the periods stated therein; such statements were prepared in accordance with generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein. These Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
2.6. Undisclosed Liabilities. Opticon has no material liabilities of any nature except to the extent reflected or reserved against in its balance sheets included in the Financial Statements, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due.
2.7. Interim Changes. Except as set forth in Schedule 2.7, since the dates of its balance sheet, there have been no (i) changes in the financial condition, assets, liabilities or business of Opticon, which in the aggregate, have been materially adverse; (ii) damages, destruction or loss of or to the property of Opticon, payment of any dividend or other distribution in respect of the capital stock of Opticon or any direct or indirect redemption, purchase or other acquisition of any such stock; or (iii) increases paid or agreed to in the compensation, retirement benefits or other commitments to their employees.
2.8. Title to Property. Opticon has good and marketable title to all properties and assets, real and personal, proprietary or otherwise, reflected in its balance sheets, and the properties and assets of Opticon are subject to no mortgage, pledge, lien or encumbrance, except as reflected in the financial statements of Opticon, with respect to which no default exists.
2.9. Litigation. There is no litigation or proceeding pending, or to the knowledge of Opticon or the
Stockholders, threatened, against or relating to Opticon or its properties or business, except litigation which is not expected to have any material adverse effect on Opticon. Further, no officer, director or person who may be deemed to be an affiliate of Opticon is party to any material legal proceeding which could have an adverse effect on Opticon (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to Opticon.
2.10. Books and Records. From the date of this Agreement to the Closing, Stockholders will cause Opticon to (i) give to Hathaway and its representatives full access during normal business hours to all of Opticon offices, books, records, contracts and other corporate documents and properties so that Hathaway may inspect and audit them; and (ii) furnish such information concerning the properties and affairs of Opticon as Hathaway may reasonably request.
2.11. Tax Returns. Opticon has filed all federal and state income or franchise tax returns that have been required to be filed by it or has received currently effective extensions of the required filing dates.
2.12. Confidentiality. Until the Closing (and continuously if there is no Closing), Opticon, Stockholders and their representatives will keep confidential any information which they obtain from Hathaway concerning its properties, assets and business. If the transactions contemplated by this Agreement are not consummated by August 31, 2005, Opticon and Stockholders will return to Hathaway all written matter with respect to Hathaway obtained by them in connection with the negotiation or consummation of this Agreement.
2.13. Environmental Matters. Opticon and Stockholders have no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien, action or proceeding, or of any cause for any such lien, action or proceeding related to the business operations of Opticon or its predecessors. "Hazardous Materials" means any oil or petrochemical products, PCB's, asbestos, urea formaldehyde, flammable explosives, radioactive materials, solid or hazardous wastes, chemicals, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials" or "toxic substances" under any applicable federal or state laws or regulations. "Hazardous Materials Regulations" means any regulations governing the use, generation, handling, storage, treatment, disposal or release of hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Federal Water Pollution Control Act.
2.14. Access to Information Regarding Hathaway. Opticon and Stockholders acknowledge that Hathaway has delivered to them copies of what has been represented to be documentation containing all material information respecting Hathaway and its present and contemplated business operations, potential acquisitions, management and other factors, by personal delivery to them; that they have had a reasonable opportunity to review such documentation and to discuss it, to the extent desired, with their legal counsel, directors and executive officers; that they have had, to the extent desired, the opportunity to ask questions of and receive responses from the management of Hathaway with respect to such documentation; and that to the extent requested, all questions raised have been answered to their complete satisfaction.
3. Representations and Warranties of Hathaway. Hathaway hereby represents and warrants to Stockholders that:
3.1. Hathaway Common Stock. All of the common stock of Hathaway have been duly authorized, validly issued, fully paid and are non-assessable. Upon issuance, Hathaway Stock shall be duly authorized, validly issued, fully paid and non-assessable.
3.2. Authorization and Validity of Agreement. Hathaway has full power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Hathaway and, assuming the due execution of this Agreement by each of Stockholders, is a valid and binding obligation of Hathaway, enforceable against Hathaway in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.
3.3. Consents and Approvals; No Violations. The execution and delivery of this Agreement by Hathaway and the consummation by Hathaway of the exchange of stock contemplated herein and the other transactions contemplated hereby (a) will not violate the provisions of the Articles of Incorporation or Bylaws of Hathaway, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which Hathaway is bound or by which any of its properties or assets are bound, (c) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any United States governmental or regulatory body, agency or authority on or prior to the Closing Date (as defined in Section 1.3), and (d) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any encumbrance upon any of the properties or assets of Hathaway under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which Hathaway is a party, or by which they or any of its properties or assets may be bound.
3.4. Organization and Good Standing. Hathaway is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on Hathaway.
3.5. Capitalization. Hathaway's authorized capital stock consists of 100,000,000 shares of common stock, $.0001 par value per share, 20,000,000 of which are issued and outstanding and 50,000,000 shares of preferred stock, 0 of which are issued and outstanding as Series A Preferred Opticon Stock. All of the issued and outstanding shares of Hathaway common stock and preferred stock were duly authorized for issuance and are validly issued, fully paid and non-assessable. There are no options, warrants, convertible securities, any rights of first refusal, any preemptive rights or any other right to acquire equity securities of Hathaway outstanding.
3.6. Subsidiaries. Hathaway does not, directly or indirectly, own any shares of any capital stock or other equity interest in, has not made any investment in, and does not control or have any proprietary interest in, any corporation, partnership, joint venture or other business association or entity.
3.7. Securities Law Compliance. Hathaway has filed all reports required to be filed by it under the
Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to Section 13(a) or 15(d) thereof, for the three years preceding the date hereof (or such shorter period as Hathaway was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the "SEC Documents "). The SEC Documents constitute all of the documents and reports that Hathaway was required to file with the Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act and the rules and regulations promulgated thereunder by the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Hathaway included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") (except, in the case of unaudited statements, as permitted by the applicable form under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Hathaway as of the dates thereof and its statements of operations, Stockholders' equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on Hathaway, its business, financial condition or results of operations). Except as and to the extent set forth in the financial statements, Hathaway has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or not).
3.8. Financial Statements.
3.8.1. Included in the SEC Documents are the audited balance sheets of Hathaway as of ____________and ________, and the related consolidated statements of operations and Stockholders' deficit, and cash flows for the years then ended, together with the unqualified report thereon of ______________________, Certified Public Accountants, independent auditor (collectively, "Hathaway's Audited Financial Statements") are (i) in accordance with the books and records of Hathaway, (ii) correct and complete, (iii) fairly present the financial position and results of operations of Hathaway as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP (except that (x) unaudited financial statements may not be in accordance with U.S. GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on Hathaway, its business, financial condition or results of operations).
3.8.2. Events Subsequent to Financial Statements. Except as reflected in the Annual Report on Form 10-KSB for the annual period ended December 31, 2004, since December 31, 2003:
3.8.2.1. Hathaway has not entered into any transaction or contract or conducted any business other than seeking a business combination or other strategic transaction;
3.8.2.2. Hathaway has not failed to pay and discharge its current liabilities in the ordinary course of business consistent with past practice;

3.8.2.3. Hathaway has not incurred any indebtedness or liability or assumed any obligations other than in the ordinary course of business;
3.8.2.4. Hathaway has not waived or released any right of any material value;
3.8.2.5. Hathaway has not paid any compensation or benefits to officers or directors of Hathaway other than in the ordinary course of business;
3.8.2.6. Hathaway has not made or authorized any amendment in the Certificate of Incorporation or Bylaws of Hathaway;
3.8.2.7. there has been no material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Hathaway.
3.9. Public Trading of Hathaway. Hathaway has never been listed on any national stock exchange or national market system in the United States or elsewhere, and its common stock is currently quoted in the Pink Sheets. Hathaway is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all listing and maintenance requirements.
3.10. Litigation. There is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of Hathaway, threatened against Hathaway (or to the knowledge of Hathaway, pending or threatened, against any of the officers or directors of Hathaway with respect to their business activities on behalf of Hathaway), or to which Hathaway is otherwise a party, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of Hathaway is there any reasonable basis for any such action, proceeding or investigation.
3.11. Governmental Consents. All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any U.S. federal or state governmental authority on the part of Hathaway required in connection with the consummation of the transactions contemplated herein shall have been obtained prior to and be effective as of the Closing.
3.12. Third Party Consents. All third party consents, approvals, orders or authorizations required to be obtained by Hathaway in connection with the consummation of the transactions contemplated herein have been obtained.
3.13. Books and Records. Hathaway has delivered to Opticon complete copies of all corporate minutes and financial records of Hathaway from its inception through the Closing Date.
3.14. Disclosure. The representations and warranties and statements of fact made by Hathaway in this Agreement are accurate, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.
3.15. Investment Representations. Hathaway hereby represents to each Stockholder that:
3.15.1. Hathaway has such knowledge and experience in financial and business matters so as to be capable of evaluating and understanding, and has evaluated and understood, the merits and risks of an investment in Opticon and the acquisition of the Opticon Stock, and Hathaway has been given the opportunity to (i) obtain information and to examine all documents relating to Opticon and Opticon's business, to (ii) ask questions of, and to receive answers from, Opticon concerning Opticon, Opticon's business and the terms and conditions of an investment in Opticon, and to (iii) obtain any additional information, to the extent Opticon possesses such information or could acquire such information without unreasonable effort or expense, necessary to verify the accuracy of any information previously furnished. All such questions have been answered to Hathaway's full satisfaction, and all information and documents, records and books pertaining to an investment in Opticon which Hathaway has requested have been made available to Hathaway.
3.15.2. Hathaway is able to bear the substantial economic risks of its investment in Opticon and the purchase of the Opticon Stock in that, among other factors, Hathaway can afford to hold the Opticon Stock for an indefinite period and can afford a complete loss of Hathaway's investment in Opticon.
3.15.3. No material adverse change in Hathaway's financial condition has taken place during the past twelve months, and Hathaway will have sufficient liquidity with respect to Hathaway's net worth for an adequate period of time to provide for Hathaway's needs and contingencies.

3.15.4. Hathaway is relying solely on Hathaway's own decision or the advice of Hathaway's own adviser(s) with respect to an investment in Opticon and the acquisition of the Opticon Stock, and has neither received nor relied on any communication from Opticon, Opticon's officers or Opticon's agents regarding any legal, investment or tax advice relating to an investment in Opticon and the acquisition of the Opticon Stock.
3.15.5. The Opticon Stock is being acquired by Hathaway for Hathaway's own account, for investment and not with a view to, or in connection with, any public offering or distribution of the same and without any present intention to sell the same at any particular event or circumstances. Hathaway has no agreement or other arrangement with any person to sell, transfer or pledge any part of the Opticon Stock which would guarantee Hathaway any profit or provide any guarantee to Hathaway against any loss with respect to the Opticon Stock.
3.15.6. Hathaway understands that the Opticon Stock has not been registered under the United States Securities Act of 1933, as amended (the "Act") or applicable state or other securities laws, and the Opticon Stock is being offered and sold under an exemption from registration provided by such laws and the rules and regulations thereunder; further, Hathaway understands that Opticon is under no obligation to register the Opticon Stock or to comply with any applicable exemption under any applicable securities laws with respect to the Opticon Stock. Hathaway must bear the economic risks of an investment in the Opticon Stock for an indefinite period of time because it is not anticipated that there will be any market for the Opticon Stock and because the Opticon Stock cannot be resold unless subsequently registered under applicable securities laws or unless an exemption from such registration is available. Hathaway also understands that the exemption provided by Rule 144 under the Act may not be available because of the conditions and limitations of such Rule, and that in the absence of the availability of such Rule, any disposition by Hathaway of any portion of the Opticon Stock may require compliance with some other exemption under the Act.
4. Stockholder Investment Representations. Stockholders each hereby represent to Hathaway, jointly but not severally, that:
4.1. Stockholder has such knowledge and experience in financial and business matters so as to be capable of evaluating and understanding, and has evaluated and understood, the merits and risks of an investment in Hathaway and the acquisition of securities of Hathaway, and Stockholder has been given the opportunity to (i) obtain information and to examine all documents relating to Hathaway and Hathaway's business, to (ii) ask questions of, and to receive answers from, Hathaway concerning Hathaway, Hathaway's business and the terms and conditions of an investment in Hathaway, and to (iii) obtain any additional information, to the extent Hathaway possesses such information or could acquire such information without unreasonable effort or expense, necessary to verify the accuracy of any information previously furnished. All such questions have been answered to Stockholder's full satisfaction, and all information and documents, records and books pertaining to an investment in Hathaway which Stockholder has requested have been made available to Stockholder.
4.2. Stockholder is able to bear the substantial economic risks of Stockholder's investment in the Hathaway Stock in that, among other factors, Stockholder can afford to hold the Hathaway Stock for an indefinite period and can afford a complete loss of Stockholder's investment in Hathaway.
4.3. Stockholder is relying solely on Stockholder's own decision or the advice of Stockholder's own advisor(s) with respect to an investment in Hathaway and the acquisition of securities of Hathaway, and has neither received nor relied on any communication from Hathaway, Hathaway's officers or Hathaway's agents regarding any legal, investment or tax advice relating to an investment in Hathaway and the acquisition of the Hathaway Stock.
4.4. The Hathaway Stock is acquired by Stockholder for Stockholder's own account, for investment and not with a view to, or in connection with, any public offering or distribution of the same and without any present intention to sell the same at any particular event or circumstances. Stockholder has no agreement or other arrangement with any person to sell, transfer or pledge any part of the Hathaway Stock which would guarantee Stockholder any profit or provide any guarantee to Stockholder against any loss with respect to the Hathaway Stock.

4.5. Stockholder understands that no federal, state or other governmental agency of the United States or any other territory or nation has passed on or made any recommendation or endorsement of an investment in the Hathaway Stock.
4.7. Stockholder understands that the Hathaway Stock has not been registered under the United States Securities Act of 1933, as amended (the "Act") or applicable state or other securities laws, and the Hathaway Stock is offered and sold under an exemption from registration provided by such laws and the rules and regulations thereunder; further, Stockholder understands that Hathaway is under no obligation to the Hathaway Stock or to comply with any applicable exemption under any applicable securities laws with respect to the Hathaway Stock . Stockholder must bear the economic risks of an investment in the Hathaway Stock for an indefinite period of time because it is not anticipated that there will be any market for the Hathaway Stock and because the Hathaway Stock cannot be resold unless subsequently registered under applicable securities laws or unless an exemption from such registration is available. Stockholder also understands that the exemption provided by Rule 144 under the Act may not be available because of the conditions and limitations of such Rule, and that in the absence of the availability of such Rule, any disposition by Stockholder of any portion of the Hathaway Stock may require compliance with some other exemption under the Act.
4.8. Stockholder has been informed that legends referring to the restrictions indicated herein are placed on the certificate(s) evidencing securities of Hathaway to be held by Stockholder.
4.9. Stockholder agrees that the foregoing representations and warranties will survive the sale of securities of Hathaway to Stockholder, as well as any investigation made by any party relying on same.
5. Conditions to Obligations.
5.1. Hathaway. The obligations of Hathaway to deliver the Hathaway Stock on the Closing Date is conditioned upon the satisfaction or waiver of the following conditions:
5.1.1. Truth of Representations and Warranties. The representations and warranties of Opticon and
Stockholders contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties have been made on and as of such date (except to the extent that any such representation and warranty is stated in this Agreement to be made as of a specific date, in which case such representation and warranty shall be true and correct as of such specified date).
5.1.2. Performance of Agreements. All of the agreements of Opticon and the Stockholders to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects.
5.1.3. No Injunction. No court or other government body or public authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.
5.1.4. No Litigation. There shall not be any action, suit or proceeding pending or threatened that seeks to (i) make the consummation of the transactions contemplated hereby illegal or otherwise restrict or prohibit consummation thereof or (ii) require the divestiture by Hathaway or any of its subsidiaries or Affiliates of shares of stock or of any business, assets or property of any of its subsidiaries or Affiliates, or impose any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties or stock and which, in either case, in the reasonable, good faith determination of Hathaway has a significant likelihood of having a material adverse effect on Hathaway.
5.2. Stockholders and Opticon. The delivery of the Opticon Stock to Hathaway by Stockholders on the Closing Date is conditioned upon the satisfaction or waiver, at or prior to the Closing of the following conditions:
5.2.1. Truth of Representations and Warranties. The representations and warranties of Hathaway contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties have been made on and as of such date (except to the extent that any such representation and warranty is stated in this Agreement to be made as of a specific date, in which case such representation and warranty shall be true and correct as of such specified date).

5.2.2. Performance of Agreements. All of the agreements of Hathaway to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects.
5.2.3. No Injunction. No court or other government body or public authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.
5.2.4. No Litigation. There shall not be any action, suit or proceeding pending or threatened that seeks to (i) make the consummation of the transactions contemplated hereby illegal or otherwise restrict or prohibit consummation thereof or (ii) require the divestiture by Hathaway or any of its subsidiaries or Affiliates of shares of stock or of any business, assets or property of any of its subsidiaries or Affiliates, or impose any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties or stock and which, in either case, in the reasonable, good faith determination of Hathaway has a significant likelihood of having a material adverse effect on Hathaway.
6. Miscellaneous.
6.1. Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated herein. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.
6.2. Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
6.3. Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter, and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.
6.4. Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section.
6.5. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
6.6. Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles" and "Sections" refer to the corresponding Articles and Sections of this Agreement.

6.7. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
6.8. Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, so long as such facsimile or e-mail is followed by a copy sent by mail; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):
To Hathaway: To Opticon
Hathaway Corporation Opticon Systems, Inc
100 First Avenue South, Suite 200 17250 Knoll Trail Drive, Suite 307
St. Petersburg, FL 33701 Dallas Texas 75248
Attention:Chief Executive Officer Attention: John Marshall Batton,
Facsimile: (813) 354-2739 CEO/President
Facsimile: (____) __________
To Stockholders:
At the addresses shown on Schedule A .
9. Governing Law; Consent to Jurisdiction. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of California applicable to contracts made and to be performed entirely within the State of California. Any proceeding, action, litigation or claim (a "Proceeding") arising out of or relating to this Agreement or any of the transactions contemplated herein may be brought in the courts of the State of California, County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Each party hereto hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth opposite its name below and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by law.
6.10. Waiver of Jury Trial. The parties hereby waive any right to trial by jury in any proceeding arising out of or relating to this agreement or any of the contemplated transactions, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive trial by jury and that any proceeding whatsoever between them relating to this agreement or any of the contemplated transactions shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.
6.11. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

6.12. Indemnification. Each party shall indemnify, defend, and hold harmless the other party against and in respect of any and all liability, claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable professional and attorney's fees, including those arising from settlement negotiations, that such party shall incur or suffer, which arise, result from, or relate to any breach of, or failure by the other party to perform, any of such party's representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by such party under this Agreement.
IN WITNESS WHEREOF, each of the parties have caused this Stock Exchange Agreement to be executed as of the day and year first above written.
Hathaway Corporation,	Opticon Systems Inc.
a Delaware Corporation,	a Nevada corporation
By: /s/ Saeed Talari	By: /s/ John Marshall Batton
Title: Sam Talari, CEO	Title: CEO

Stockholders:

/s/ John Marshall Batton
/s/ Jeff Hoke
/s/ Jacques Laurin
/s/ Douglas Wright
FutureTech by /s/ Saeed Talari, CEO

SCHEDULE A
STOCKHOLDERS AND STOCKHOLDINGS
Stockholder # Shares of # Shares of
_______________________ Opticon Stock Hathaway Stock
John Marshall Batton 5,250,000 2,400,000 Restricted Common
Jeff Hoke 5,250,000 2,400,000 Restricted Common
Jacques Laurin 5,250,000 2,400,000 Restricted Common
Douglas Wright 5,250,000 2,400,000 Restricted Common
Futuretech 84,000,000 30,400,000 Series A Preferred